--------                                       UNITED STATES SECURITIES AND EXCHANGE COMMISSION        -----------------------------
 FORM 3                                                WASHINGTON, D.C. 20549                                   OMB APPROVAL
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                                       INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES          OMB Number:       3235-0104
                                                                                                        Expires: September 30, 1998
                              Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,   Estimated average burden
                                 Section 17(a) of the Public Utility Holding Company Act of 1935 or     hours per response .... 0.5
(Print or Type Responses)                Section 30(f) of the Investment Company Act of 1940           -----------------------------
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1. Name and Address of Reporting Person*         2. Date of Event Re-   4. Issuer Name AND Ticker or Trading Symbol
                                                    quiring Statement
Okabena Partnership K                               (Month/Day/Year)    Famous Dave's of America, Inc. ("DAVE")
-------------------------------------------------                       ------------------------------------------------------------
    (Last)          (First)          (Middle)         10/21/96          5. Relationship of Reporting Person(s) 6. If Amendment, Date
c/o Gary S. Kohler, Vice President               -----------------------    to Issuer (Check all applicable)      of Original
Okabena Investment Services, Inc.                3. IRS or Social Se-       Director        X  10% Owner         (Month/Day/Year)
5140 Norwest Center                                 curity Number of    ----               ----
90 South Seventh Street                             Reporting Person        Officer (give      Other (specify  ---------------------
-------------------------------------------------   (Voluntary)              title below)       below)         7. Individual or
                    (Street)                                            ----               ----                   Joint/Group Filing
                                                                                                                  (Check Applicable
                                                    41-1642281                                                    Line)
                                                 ---------------------------                                      Form filed by One
                                                                                                                  Reporting Person
                                                                                                               ---
                                                                                                                  Form filed by
                                                                                                                  More than One
                                                                                                                  Reporting Person
Minneapolis           MN               55402                                                                   ---
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    (City)          (State)            (Zip)                                TABLE I -- NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED

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1. Title of Security                              2. Amount of Securities       3. Ownership        4. Nature of Indirect Beneficial
   (Instr. 4)                                        Beneficially Owned            Form: Direct        Ownership (Instr. 5)
                                                     (Instr. 4)                    (D) or Indirect
                                                                                   (I)  (Instr. 5)
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Common Stock                                            442,750                          D
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.                 (Over)
* If the form is filed by more than one reporting person, SEE Instruction 5(b)(v).                                 SEC 1473 (7-96)


FORM 3 (CONTINUED)   TABLE II - DERIVATIVE SECURITIES BENEFICIALLY OWNED (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE
                                SECURITIES)
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1. Title of Derivative Security    2. Date Exer-  3. Title and Amount of Securities   4. Conver-   5. Owner-   6. Nature of Indirect
   (Instr. 4)                         cisable and    Underlying Derivative Security      sion or      ship        Beneficial
                                      Expiration     (Instr. 4)                          Exercise     Form of     Ownership
                                      Date                                               Price of     Deriv-      (Instr. 5)
                                     (Month/Day/                                         Deri-        ative
                                      Year)                                              vative       Security:
                                   --------------------------------------------------    Security     Direct
                                                                             Amount                   (D) or
                                    Date     Expir-                          of                       Indirect
                                    Exer-    ation           Title           Number                   (I)
                                    cisable  Date                            of
                                                                             Shares                 (Instr. 5)
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Redeemable Class A Warrants        10/21/96  10/21/00     Common Stock      160,000       $8.50          D
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Explanation of Responses:




                                                                        /s/ Gary S. Kohler                         Oct. 31, 1996
                                                                       -------------------------------------  ----------------------
**Intentional misstatements or omissions of facts constitute Federal      **Signature of Reporting Person             Date
  Criminal Violations.  SEE 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).           Gary S. Kohler, Vice President
                                                                            Okabena Investment Services,
                                                                            its Managing Partner

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient,
      SEE Instruction 6 for procedure.
Potential persons who are to respond to the collection of information contained in this form are not
required to respond unless the form displays a currently valid OMB Number.                                                  Page 2
                                                                                                                   SEC 1473 (7-96)